EX-28.g.3.e

AMENDMENT TO CUSTODIAL

SERVICES AGREEMENT

This Amendment dated as of August 7, 2006 amends that certain Custodial Services Agreement (the “Agreement”) dated January 13, 1998 between Citibank, N.A. (the “Bank”) and DFA Investment Dimensions Group Inc. (the “Customer”)

WHEREAS, the Customer has added or intends to add the new portfolio which is listed in Appendix X to the Agreement.

WHEREAS, the Customer and the Bank wish to confirm their mutual consent to the new Portfolios by amending Appendix X.

NOW, THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties agree as follows:

1.	Appendix X of the Agreement is amended and supplemented by the Appendix X attached hereto.

2.	This Amendment is made pursuant to sections 3 and 15 of the agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

Citibank, N.A.		Customer: DFA Investment Dimensions Group Inc.

By:	/s/ Karen London	By:	/s/ Catherin L. Newell

Name:	Karen London	Name:	Catherine L. Newell
Vice President
Title:	Citigroup Global Transaction Services 388 Greenwich St./ 24th Floor New York, NY 10013 212.816.3430	Title:	Vice President and Secretary

Attest:	/s/ Paul Reddy	Attest:	/s/ Jennifer Fromm
Paul Reddy
Name:	Account Manager Citigroup GTS Client Management Tel: 212-816-1676	Name:	Jennifer Fromm

REVISED

APPENDIX X

DFA INVESTMENT DIMENSIONS GROUP INC.

PORTFOLIO	TAX IDENTIFICATION NUMBER
Emerging Markets Social Core Portfolio